Exhibit 99.1

WAUSAU PAPER ANNOUNCES TIMBERLAND

SALES AGREEMENTS

MOSINEE, WI – December 16, 2011 – Wausau Paper (NYSE:WPP) today announced entry into definitive agreements for the sale of its remaining timberland holdings, totaling approximately 80,200 acres located in Northern Wisconsin, for $42.9 million. Marketed and brokered by LandVest Timberlands, Wausau Paper reached separate agreements to sell approximately 72,800 acres to The Lyme Timber Company and approximately 7,400 acres to The Forestland Group. Both transactions are expected to close prior to the end of 2011.

Income tax obligations resulting from the sale transactions are expected to be offset by losses associated with the previously announced 2012 closure of the Paper unit’s Brokaw, Wisconsin, manufacturing facility, bonus depreciation associated with recent capital investments and remaining cellulosic biofuels tax credits. The available tax offsets provide cash efficiency by effectively deferring the tax obligation associated with the transactions for a period of up to six years.

“Sale of our remaining timberlands is consistent with our approach to support investment and growth in our highly successful Tissue business,” stated Thomas J. Howatt, president and chief executive officer.  “Sales proceeds will allow us to reduce financing requirements associated with the Tissue expansion project and, combined with our recently-announced exit from the Print & Color markets, narrows our focus to attractive away-from-home tissue and growth-oriented technical markets.”

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The Company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2010.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #